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                                                                    EXHIBIT 1.01
                                 TERMS AGREEMENT

                                                         March 24, 2005

Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention: Treasurer

Dear Sirs:

      We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $18,100,000 aggregate principal amount of its Index LeAding StockmarkEt Return Securities (Index LASERS?) Based Upon the Dow Jones EURO STOXX 50 Index Due March 30, 2009 (the "Index LASERS"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 1,810,000 Index LASERS in the principal amount of $18,100,000 at 96.5% of the aggregate principal amount. The Closing Date shall be March 26, 2004 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

      The Index LASERS shall have the following terms:

Title: Index LeAding StockmarkEt Return Securities (Index LASERS(SM)) Based Upon the Dow Jones EURO STOXX 50 Index Due March 30, 2009

Maturity:          March 30, 2009

Maturity Payment:  Holders of the Index LASERS will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement to be dated March 24, 2005 relating to the Index LASERS)

Interest Rate:     Not Applicable

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                                                                    EXHIBIT 1.01

Initial Price To   100% of the principal amount thereof, plus accrued interest
Public:            from March 30, 2005 to date of payment and delivery

Redemption         The Index LASERS are not redeemable by the Company prior to
Provisions:        maturity

Trustee:           The Bank of New York

Indenture:         Indenture, dated as of October 27, 1993, as amended from time to time

      All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

      Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on March 30, 2005 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the Index LASERS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

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                                                                    EXHIBIT 1.01

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date a letter from KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

      The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

      Edward F. Greene, Esq., is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company.

      Please accept this offer no later than 9:00 p.m. on March 24, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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                                                                    EXHIBIT 1.01

      "We hereby accept your offer, set forth in the Terms Agreement, dated March 24, 2005, to purchase the Index LASERS on the terms set forth therein."

                                            Very truly yours,

                                            CITIGROUP GLOBAL MARKETS INC.

                                            By: /s/ Richard T. Chang
                                                -----------------------
                                                Name: Richard T. Chang
                                                Title: Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By: /s/ Scott Freidenrich
    ---------------------------------------------
    Name: Scott Freidenrich
    Title: Executive Vice President and Treasurer

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